EXHIBIT 99.1

CAS Medical Systems Reports Second Quarter 2012 Financial Results

FORE-SIGHT® Oximetry Sensor Revenues Increase 57% in U.S.

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., Aug. 8, 2012 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED) today reported financial results for the three and six months ended June 30, 2012. The net loss applicable to common stockholders for the second quarter of 2012 was $1.9 million or ($0.15) per share, compared with a net loss applicable to common stockholders of $1.4 million or ($0.11) per share for the second quarter of 2011. Highlights of the second quarter and recent weeks include:

  Worldwide FORE-SIGHT® Tissue Oximetry sensor revenues increased 45% over the second quarter of 2011 led by a 57% increase in domestic sensor revenues.
  The installed base of FORE-SIGHT units reached 638 as of June 30, 2012, up 33% over the prior year with 46 units added during the second quarter.
  Gross profit margins improved 5% over the second quarter of last year to 42% due, in part, to increasing FORE-SIGHT sensor sales and lower warranty costs.
  CASMED secured a $3.5 million term loan from East West Bank on July 31, 2012, boosting its current cash balance to approximately $12.1 million. The agreement also included a revolving line of credit up to $2.5 million.

Management Commentary

"With quarterly FORE-SIGHT disposable sensor revenues up 45% overall and 57% in the U.S., we see continued evidence that the careful execution of our growth strategies, including our upgrades to our U.S. sales force, is yielding positive results," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "We remain on track to achieve our goal of increasing our installed base of FORE-SIGHT monitors to 750 by the end of the year."

"Sales of our traditional monitoring products were lower in the second quarter compared with the prior year," Mr. Patton continued. "However, we believe that with the improvements we have made to the distribution channel for vital signs monitors, combined with steady OEM non-invasive blood pressure revenues, traditional monitoring revenues should improve over second quarter lows."

Financial Results

For the second quarter of 2012, CASMED reported net sales of $5.2 million, a decline of $0.5 million or 9% from the second quarter of 2011. Worldwide FORE-SIGHT Oximetry revenues were $1.9 million, up 9% over the prior year, including FORE-SIGHT disposable sensor revenues which were $1.7 million, up 45% over the prior year led by a 57% increase in domestic sensor revenues. The Company's worldwide installed base of FORE-SIGHT monitors was 638 as of June 30, 2012, an increase of 46 monitors for the second quarter. Traditional monitoring revenues totaled $3.3 million for the second quarter of 2012, compared with $3.9 million for second quarter of 2011, principally due to a decline in vital signs monitor sales to the U.S. government.

The net loss applicable to common stockholders for the second quarter of 2012 was $1.9 million or ($0.15) per share, compared with a net loss applicable to common stockholders for the second quarter of 2011 of $1.4 million or ($0.11) per share.

For the six months ended June 30, 2012, CASMED reported net sales of $10.6 million, compared with $11.4 million for the six months ended June 30, 2011. The net loss applicable to common stockholders for the first half of 2012 was $4.1 million or ($0.31) per share, compared with a loss applicable to common shareholders for the first half of 2011 of $2.6 million or ($0.20) per share.

The Company had cash, cash equivalents and short-term investments of $9.1 million as of June 30, 2012, compared with $13.9 million as of December 31, 2011. Subsequent to the end of the quarter, CASMED added $3.5 million to its cash balances from a term loan with East West Bank completed on July 31, 2012 and had a cash balance of approximately $12.1 million as of that date.

Conference Call Information

CASMED will host a conference call for investors and analysts today beginning at 10:00 a.m. ET to discuss second quarter 2012 results and answer questions. Representing CASMED on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

To participate in the call please dial (866) 239-5859 (domestic) or (702) 495-1913 (international). A live audio webcast of the conference call will also be available on the Company's website at www.casmed.com.

A telephone replay will be available by dialing (855) 859-2056 (domestic) or (404) 537-3406 (International) from 1:00 p.m. ET August 8th through 11:59 p.m. ET August 14th. Please use access code 15849376. An archive of the webcast will be available on the Company's website for 30 days.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care.

For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2011 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
Unaudited

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Net sales	$ 5,198,300	$ 5,717,179	$ 10,607,119	$ 11,360,303

Cost of sales	3,015,656	3,591,538	6,389,401	7,100,107
Gross profit	2,182,644	2,125,641	4,217,718	4,260,196

Research and development	949,704	805,229	1,839,821	1,517,573
Selling, general and administrative	2,897,182	2,977,904	6,004,703	5,668,747
Operating expenses	3,846,886	3,783,133	7,844,524	7,186,320

Operating loss	(1,664,242)	(1,657,492)	(3,626,806)	(2,926,124)

Other income, net	14,633	2,493	31,105	5,055

Loss from continuing operations before income taxes	(1,649,609)	(1,654,999)	(3,595,701)	(2,921,069)

Income tax benefit	--	107,097	--	127,544

Loss from continuing operations	(1,649,609)	(1,547,902)	(3,595,701)	(2,793,525)
Income from discontinued operations, net of income taxes	--	207,896	--	247,588
Net loss	(1,649,609)	(1,340,006)	(3,595,701)	(2,545,937)

Preferred stock dividend accretion	278,332	74,158	551,877	74,158
Net loss applicable to common stockholders	$ (1,927,941)	$ (1,414,164)	$ (4,147,578)	$ (2,620,095)

Per share basic and diluted income (loss) applicable to common stockholders:
Continuing operations	$ (0.15)	$ (0.12)	$ (0.31)	$ (0.22)
Discontinued operations	--	0.01	--	0.02
Net loss	$ (0.15)	$ (0.11)	$ (0.31)	$ (0.20)

Weighted average number of common shares outstanding:
Basic and diluted	13,260,345	13,086,493	13,239,593	13,048,845

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 6,598,448	$ 11,387,300
Short-term investments	2,498,539	2,490,587
Accounts receivable, net of allowance	2,996,513	2,535,331
Inventories	3,611,185	3,276,568
Other current assets	428,623	299,620
Total current assets	16,133,308	19,989,406

Property and equipment	8,667,709	7,712,998
Less accumulated depreciation	(6,041,855)	(5,583,358)
	2,625,854	2,129,640

Intangible and other assets, net	683,180	704,648
Total assets	$ 19,442,342	$ 22,823,694

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,537,809	$ 1,340,488
Accrued expenses	1,050,195	1,443,367
Total current liabilities	2,588,004	2,783,855

Income taxes payable	211,159	211,159
Deferred gain on sale and leaseback of property	697,470	764,789
Total liabilities	3,496,633	3,759,803

Series A convertibile preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	54,960	54,805
Additional paid-in capital	11,408,290	10,930,927
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(9,353,701)	(5,758,001)
Total stockholders' equity	15,945,709	19,063,891

Total liabilities and stockholders' equity	$ 19,442,342	$ 22,823,694

Company Contact
CAS Medical Systems, Inc.
Jeffery Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Kim Sutton Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR